Exhibit 99.1

U.S. Bancorp appoints Gunjan Kedia chairman of the Board of Directors effective in April 2026 Andy Cecere, current executive chairman, to retire from the Board of Directors at the Annual Meeting of Shareholders

MINNEAPOLIS (January 28, 2026) – U.S. Bancorp (NYSE: USB), parent company of U.S. Bank, announced today that Gunjan Kedia, chief executive officer and president, has been appointed chairman of its Board of Directors, effective immediately following the annual meeting of shareholders in April 2026. Andy Cecere, the current executive chairman, will retire from the Board at that time; Roland Hernandez will continue in his role as the Board’s lead independent director.

“Gunjan is a remarkable leader who is well-respected by the Board, her team and our stakeholders for her strategic acumen, client focus and ability to drive business performance. Most importantly, she understands the company’s culture and leads with a long-term perspective,” Hernandez said. “The Board of Directors has tremendous confidence in her ability to execute and lead the Board and the company into a dynamic future.”

Cecere’s retirement culminates a career of more than 40 years in financial services.

“On behalf of the Board of Directors and all our colleagues, clients and community partners, I want to thank Andy for his incredible commitment to U.S. Bancorp, the wonderful culture he helped create, and the legacy of service he established during his career,” Hernandez said. “He helped guide the company through some of the most formidable years in its history, and his drive to invest in digital capabilities, build needed scale, and instill a focus on prudent financial and risk management will serve as a strong foundation for the future. We wish him the best as he retires after a lifetime of service with our deepest gratitude.”

Kedia, 55, joined U.S. Bancorp in 2016 and was named CEO in April 2025, after serving as president and previously leading the company’s Wealth, Corporate, Commercial and Institutional Banking business. She has more than 30 years of financial services experience, working in global executive positions at State Street Financial and BNY, as well has holding leadership roles at McKinsey and Company and PwC. She holds a master’s degree in business administration with distinction from Carnegie Mellon University and a bachelor’s degree in engineering, also with distinction, from the Delhi School of Engineering. She sits on the board of directors for PBS, American Red Cross and Carnegie Mellon Business School.

“U.S. Bancorp is a respected and admired franchise, and our company is poised for success for generations to come. I am grateful for the support of our exceptional Board of Directors in being appointed to this role, and I am honored to lead the Board and the company,” said Kedia. “I also appreciate Andy for his leadership and friendship, and I will lead the company forward, leveraging the foundation he helped set. Our team will join me in delivering differentiated client experiences, continuing our legacy of governance and stewardship, driving industry-leading performance, and creating value for the many shareholders who invest in us.”

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About U.S. Bank

U.S. Bancorp, with approximately 70,000 employees and $692 billion in assets as of December 31, 2025, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of Fortune’s most admired superregional banks. Learn more at usbank.com/about.

Contacts

Investors:

Angie Jeyaraj, deputy director of investor relations, U.S. Bancorp Investor Relations

angie.jeyaraj@usbank.com

Media:

Jeff Shelman, senior vice president and head of external enterprise communications, U.S. Bank Public Affairs and Communications

jeffrey.shelman@usbank.com